UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Goodspeed, Linda
   2140 Lake Parl Blvd.
   Richardson, TX  75080
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Technology Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-    3.Trans-   4.Securities Acquired(A)        5)Amount of    6)Ownership    7)Nature of
                         action      action     or Disposed of (D)              Securities     Form: Direct    Indirect
                         Date        Code                   A                   Beneficially   Direct (D)      Beneficial
                         (Month/                            or                  Owned at       or Indirect     Ownership
                         Day/Year)   Code   V   Amount      D         Price     End of Month   I
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
Common Stock, par value  5/17/02     A(1)   V   28,000      A                   28,00        D
$0.01 per share


                                                          1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative    2)Conversion    3)Trans-   4)Trans-      5)Number of Derivative       6)Date Exercisable and
Security                 or Exercise     action     action        Securities Acquired (A)      Expiration Date
                         Price of        Date       Code          or Disposed of (D)
                         Derivative                 --------------------------------------------------------------------------------
                         Security                   Code  V       A             D              Date Exercisable  Expiration Date
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
Non-Qualified Stock      $16.21          5/17/02    A     V       42,100                       (2)               12/13/08
Option (right to buy)




Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative    3)Trans-  7)Title and Amount                  8)Price  9)Number of        10)Ownership    11) Nature of
Security                 action    of Underlying                       of Deri- Derivative         Form of Deriv-  Indirect
                         Date      Securities                          vative   Securities         ative           Beneficial
                                                            Amount or           Beneficially       Security or     Ownership
                                                            Number of           Owned at End       Direct(D)
                                        Title               Shares              of Period Shares   or Indirect (I)
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
Non-Qualified Stock      5/17/02   Common Stock, par        42,100              42,100             D
Option (right to buy)              value $0.01 per share

Explanation of Responses:

(1) Restricted Stock Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 8/30/01.

SIGNATURE OF REPORTING PERSON
By:  Carl E. Edwards, Jr.
     For Linda Goodspeed
DATE 6/7/02